May 17, 2006
Mr. Lawrence D. Firestone
Dear Lawrence:
I am delighted to offer you the position of Executive Vice President and Chief Financial Officer with Advanced Energy Industries, Inc., reporting to Hans Betz, President and Chief Executive Officer. This offer is subject to satisfactory completion of Advanced Energy’s pre-employment screening process, excluding references which have already been covered.
Assuming a satisfactory background check and drug screen, your employment will commence on a date to be agreed which will be as soon as possible subject to your commitments to your current employer. It is expected that a target start date will be agreed within ten days of your acceptance of this offer.
Your starting salary will be $270,000.00 on an annualized basis and will be paid semi-monthly. A sign-on bonus of $30,000.00 before taxes will be paid within one week following your start of employment as detailed in the attached Employee Sign-on Bonus Reimbursement Agreement. You will also receive a car allowance of $650.00 per month as detailed in the attached Auto Policy. Compensation is reviewed annually and adjustments are made appropriate to the market, Advanced Energy’s achievements and your personal achievements.
Management of Advanced Energy will request that the Board of Directors, at the next regular meeting after your start date, grant you an option to purchase 80,000 shares of Advanced Energy’s common stock. You must be an employee of Advanced Energy at the time any such grant is made. The exercise price of the option will be the fair market value of the stock at the time of grant, which would be the closing price quoted on Nasdaq on the date of the grant. The stock option will vest as to 25% per year over 4 years, commencing on the first anniversary of the grant date. Other terms will be defined in the document that provides the grant.
You will be eligible for the 2006 Leadership Incentive Plan, which rewards performance related to corporate and individual objectives. Under this plan you may be awarded a bonus of up to 50% of your annual base salary, prorated for the partial year and subject to upward or downward adjustment as set forward in the plan. The individual modifier allows for up to 150% of the 50%. These amounts may vary based on the actual level of corporate profitability and in 2006 the Compensation Committee of the Board of Directors exercised it’s discretion in setting the bonus pool to a level such that it is unlikely to fund an award of 50%. A copy of the 2006 leadership Incentive Plan will be provided to you, if you accept this offer of employment.
Benefits become effective the first day of the month following your hire date. Benefit programs are re-evaluated and are subject to change at any time, at the discretion of the company. You will be provided with additional information if you accept this offer of employment, and will have an opportunity to enroll in benefits when your employment commences.
As an executive of Advanced Energy you will be expected to manage your personal time off in an efficient manner. You will not accrue paid time off but will be able to take time off at your own discretion. Advanced Energy also recognizes seven (7) company-sponsored holidays during each calendar year.

Please return the following documents as soon as possible by faxing to (970) 407-6296 or return them in the provided Fed Ex package:
•	ADP Release Authorization -The pre-employment screening process includes reference checks, a criminal history investigation, and education confirmation by a third party.

•	Fair Credit Reporting Act Disclosure & Authorization

•	Applicant Release Form — A Forensic Drug Testing Custody and Control form along with instructions are also included. A satisfactory pre-employment drug screen is required and must be taken within 48 hours of acceptance of this offer.
Please bring the following documents with you on your first day of employment:
•	Code of Ethical Conduct

•	New Employee Confidential Information Form

•	Designated Medical Provider

•	Key Employee Confidentiality Agreement

•	Employment Eligibility Verification form — In order to comply with the Immigration Reform and Control Act of 1986, you will be required to present documentation authorizing your right to work in the United States. A list of acceptable documents is enclosed for your review. Please bring original documents with you on your first day of employment

•	W-4 form — Employee’s Withholding Allowance Certificate.

•	Invitation to Self-Identify — Submission of this form is voluntary and refusal to provide it will not subject you to any adverse treatment

•	Automated Deposits Authorization
The information in this letter is not intended to constitute a contract of employment, either express or implied. Your employment with Advanced Energy Industries. Inc. is at will. This confirmation of your at-will status supersedes any contrary statement or representation.
I hope to hear from you soon and very much look forward to you accepting this offer. Please do not hesitate to call with any questions or concerns you have.
Sincerely,

Fiona Wood
SVP of Human Resources
Advanced Energy Industries